Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-38011, No. 333-44354, and No. 333-44356), and the Registration Statement (Form S-4 No. 333-75595) of Comfort Systems USA, Inc. and in the related Prospectus of our reports dated March 2, 2005, with respect to the consolidated financial statements of Comfort Systems USA, Inc., Comfort Systems USA, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Comfort Systems USA, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

Houston, Texas
March 2, 2005